Articles of Merger of Domestic and Foreign Corporations Into
                   Integrated Carbonics Corp.


Pursuant to the provisions of the State of Nevada Revised
Statutes, the undersigned domestic and foreign corporations adopt the following articles of merger for the purpose of merging them into one of such corporations:

FIRST: The names of the undersigned corporations and the states under the laws of which they are respectively organized are:

     Integrated Carbonics Corp. - Delaware

     Integrated Carbonics Corp. - Nevada

SECOND: The laws of the state under which such foreign corporation is organized permits such a merger.

THIRD:  The name of the surviving corporation is Integrated
Carbonics Corp., and it is to be governed by the laws of the state of Nevada.

FOURTH: The following plan of merger was approved by the shareholders of the undersigned domestic corporation in the manner prescribed by the Nevada Revised Statutes, and was approved by the undersigned foreign corporation in the manner prescribed by the laws of the state under which it is organized:

Each outstanding share of Integrated Carbonics Corp. Delaware shall be transferable into an equivalent number of shares of Integrated Carbonics Corp. Nevada. Following the merger of the stock of the surviving corporation shall be reverse split on a 100 to 1 basis leaving the corporation with 255,00 shares outstanding.

FIFTH: As to each of the undersigned corporations, the number of shares outstanding, and the designation and number of outstanding shares of each class entitled to vote as a class on such plan, are as follows:

Integrated Carbonics Corp. - Nevada - No shares outstanding.

Integrated Carbonics Corp. - Delaware - 25,500,000 common shares issued and outstanding.

SIXTH: As to each of the undersigned corporations, the total number of shares voted for and against such plan, respectively, and, as to each class entitled to vote thereon as a class, the number of shares of such class voted for and against such plan, respectively, are as follows:

Integrated Carbonics Corp. - Delaware: 15,709,000 common shares voted in favor of merger and of the reverse split - No votes against.

Integrated Carbonics Corp. - Nevada: With no shares outstanding, the sole director and incorporator voted in favor of the merger. There were no votes against.
SEVENTH: If the surviving corporation is to be governed by the laws of any other state, such surviving corporation hereby: (a) agrees that it may be served with process in the state of Nevada in any proceeding for the enforcement of any obligation of the undersigned domestic corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of such domestic corporation against the surviving corporation; (b) irrevocably appoints the secretary of state of Nevada as its agent to accept service of process in any such proceeding: and
(c) agrees that it will promptly pay to the dissenting shareholders of such domestic corporation the amount, if any, to which they shall be entitled under the provisions of the Nevada Revised Statutes with respect to the rights of dissenting shareholders.

Dated:    10/31/97


                              Integrated Carbonics Corp. (Nevada)


                              By: //ss  Shawn F. Hackman
                                 Shawn F. Hackman, Pres. And Sec.

                              and

                              Integrated Carbonics Corp.


                              By: //ss  Robert Tyson
                                 Robert Tyson, Vice-President